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                                                                    EXHIBIT 1(c)

                           TAX-FREE INVESTMENTS CO.

                            ARTICLES SUPPLEMENTARY


     TAX-FREE INVESTMENTS CO., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:   The Board of Directors of the Corporation, by resolutions duly adopted at a meeting duly called and held on November 5, 1998, (a) increased the aggregate number of shares of stock that the Corporation has authority to issue from Six Billion (6,000,000,000) shares to Ten Billion (10,000,000,0000) shares, and (b) classified and designated such newly authorized shares (collectively, the "Shares") as follows: One Billion (1,000,000,0000) shares as shares of the Cash Reserve Portfolio - Cash Management Class, One Billion (1,000,000,000) shares as shares of the Cash Reserve Portfolio - Resource Class, One Billion (1,000,000,000) shares as shares of the Cash Reserve Portfolio - Personal Investment Class, and One Billion (1,000,000,0000) shares as shares of the Cash Reserve Portfolio - Reserve Class, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares of stock as set forth in ARTICLE FIFTH, paragraph (b) of the charter of the Corporation (the "Charter") and in any other provisions of the Charter relating to stock of the Corporation generally.

     SECOND: Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue Six Billion (6,000,000,000) shares, $.001 par value per share, having an aggregate par value of $6,000,000, of which Three Billion (3,000,000,000) shares have been classified as Cash Reserve Portfolio - Institutional Class, and One Billion (1,000,000,000) shares have been classified as Cash Reserve Portfolio - Private Investment Class.

     THIRD: As of the filing of these Articles Supplementary, the Corporation shall have authority to issue 10,000,000,000 shares, $.001 par value per share, having an aggregate par value of $10,000,000. Of the additional Four Billion (4,000,000,000) shares, One Billion (1,000,000,000) shares are classified as Cash Reserve Portfolio - Cash Management Class, One Billion (1,000,000,000) shares are classified as Cash Reserve Portfolio - Resource Class, One Billion (1,000,000,000) shares are classified as Cash Reserve Portfolio - Personal Investment Class, and One Billion (1,000,000,000) shares are classified as Cash Reserve Portfolio - Reserve Class. The number of shares of stock of each class specified in Article SECOND of these Articles Supplementary remains unchanged.

     FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     FIFTH: The total number of shares of capital stock that the Corporation had authority to issue immediately prior to the filing of these Articles Supplementary was increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

     SIXTH: The Shares were classified by the Board of Directors of the Corporation under authority granted to it in ARTICLE SEVENTH, paragraph (a) of the Charter.

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     The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, TAX-FREE INVESTMENTS CO. has caused these Articles Supplementary to be executed in its name and on its behalf by its President and witnessed by its Assistant Secretary on November 5, 1998.

                                    TAX-FREE INVESTMENTS CO.

Witness:


     /s/ Lisa A. Moss                         By: /s/ Robert H. Graham
     --------------------------                   -------------------------
     Assistant Secretary                          President

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